EXHIBIT  23.2

TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS ADVISORS

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (File No. 333-141922) on Form S-8 of Ecosphere Technologies, Inc. of our report dated March 28, 2007 relating to our audit of the consolidated financial statements as of and for the year ended December 31, 2006 which report appear in this Annual Report on Form 10-KSB/A of Ecosphere Technologies, Inc. for the year ended December 31, 2007. Our report dated March 28, 2007 relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

Orlando, Florida

December 3, 2008